Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE American – REI

RING ENERGY ANNOUNCES SECOND QUARTER 2021 RESULTS AND
INCREASED DRILLING PLANS FOR SECOND HALF 2021

~ Continued to Generate Free Cash Flow and Pay Down Debt in Q2 ~

The Woodlands, TX – August 9, 2021 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the second quarter 2021. In addition, the Company announced drilling plans for the second half of 2021 that include three or more wells in each of Ring’s Northwest Shelf (“NWS”) and the Central Basin Platform (“CBP”) areas.

Highlights and Recent Key Items

•	Sold 8,709 barrels of oil equivalent per day (“Boe/d”), or 792,551 barrels of oil equivalent (“Boe”) (89% oil), in the second quarter of 2021, up 11% from the first quarter of 2021;

•	Reported a net loss of $15.9 million, or $0.16 per share, and Adjusted Net Income[1] of $7.3 million, or $0.07 per share, in the second quarter of 2021;

•	Generated Adjusted EBITDA[1] of $20.6 million for the second quarter of 2021;

o	Adjusted EBITDA for the first half of 2021 totaled $39.6 million;

•	Produced Net Cash Provided by Operating Activities of $16.3 million and Free Cash Flow[1] of $5.6 million in the second quarter of 2021;

o	Net Cash Provided by Operating Activities and Free Cash Flow for the first six months of 2021 totaled $32.0 million and $8.6 million, respectively;

•	Further reduced debt on the Company’s revolving credit facility by $5.0 million during the second quarter 2021;

o	Reduced long-term debt by $12.5 million in the first half of 2021;

•	Successfully reaffirmed Ring’s borrowing base at $350 million, while easing the minimum required oil hedges for calendar 2022;

1 A non-GAAP financial measure; see “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.

•	Reduced future operating costs and costly workovers through the conversion of five wells from downhole electrical submersible pumps to rod pumps (“CTRs”) in the second quarter, including four in the NWS and one in the CBP;

o	Performed 14 CTRs in the first six months of 2021, including 11 in the NWS and three in the CBP;

•	Drilled, completed and placed on production all three Phase II wells (all in NWS and 74% working interest) by early June, on schedule and within budget. Production results to date are meeting or exceeding expectations;

•	Exchanged calendar 2021 calls for calendar 2022 swaps, thereby increasing the opportunity for near-term cash flow which will be used to accelerate debt repayment; and

•	In response to a higher crude oil price environment, the Company initiated a four-well Phase III drilling program in early August that will be followed by a Phase IV drilling program of two or more additional wells to begin early in the fourth quarter.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We were pleased with our overall results for the second quarter, including another period of generating free cash flow and further paying down long-term debt. Supporting our second quarter and 2021 year-to-date performance was a continued emphasis on driving operational efficiencies and the ongoing benefits afforded from our successful development program. Our targeted efforts have generated $39.6 million in Adjusted EBITDA in the first half of 2021, which allowed us to invest $26.0 million in capital expenditures and pay down $12.5 million in debt. Partially offsetting our solid results for the second quarter were certain unanticipated third-party facility processing and pipeline capacity constraints that affected our natural gas sales volumes. We also had lightning strike-related damage to several of our facilities in late May and early June that impacted oil sales volumes for the period, with repairs completed and related production brought back online by mid-July.”

“During the second quarter, all three wells included in our Phase II drilling program were placed online, within budget, and we have been pleased with their production results to date. When considering these results and that the economic returns of our Phase I and Phase II wells are being improved by current commodity prices, the Company approved an increase to its original drilling plans for the rest of the year. We picked up two rigs last week and initiated the drilling of the first two wells of a four-well Phase III drilling program. We intend to follow up these four wells with an additional two or more wells early in the fourth quarter, all of which target high rate-of-return drilling prospects in our NWS and CBP acreage. We anticipate the payback on invested capital in these wells to be approximately one year or less, which places us in a strong position as we enter 2022.”

“Supported by our strategic development efforts as an operator with proven expertise at lowering costs and increasing production efficiencies, we believe Ring is positioned for continued success. We also remain encouraged by the M&A prospects we are seeing in the marketplace and continue to actively evaluate potential accretive transactions that can add value for our shareholders. Over the longer term, we believe the ongoing successful execution of our internal and external efforts will continue to further differentiate Ring in the marketplace.”

For the second quarter of 2021, the Company reported a net loss of $15.9 million, or $0.16 per share, which included before tax adjustments of $22.8 million for a non-cash unrealized commodity derivative loss and $0.4 million for share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $7.3 million, or $0.07 per share. In the first quarter of 2021, the Company reported a net loss of $19.1 million, or $0.19 per share, which included before tax adjustments of $25.7 million for a non-cash unrealized commodity derivative loss and $0.4 million for share-based compensation. Excluding the estimated after-tax impact of these adjustments, the Company’s Adjusted Net Income was $7.0 million, or $0.07 per share. In the second quarter of 2020, Ring reported a net loss of $135.0 million, or $1.99 per share, which included before tax adjustments of $147.9 million for a non-cash ceiling test impairment primarily due to lower oil pricing, $26.8 million for a non-cash unrealized commodity derivative loss and $1.3 million for share-based compensation. Excluding the estimated after-tax impact of these adjustments, Adjusted Net Income in the second quarter of 2020 was $1.5 million, or $0.02 per share.

Adjusted EBITDA increased to $20.6 million for the second quarter of 2021 from $19.0 million in the first quarter of 2021 and $13.7 million in the second quarter of 2020. The increase in Adjusted EBITDA compared to both prior periods was primarily due to higher oil prices and sales volumes.

Free Cash Flow for the second quarter of 2021 increased to $5.6 million from $2.9 million in the first quarter of 2021 due to higher oil prices and sales volumes and lower capital expenditures. Second quarter 2021 Free Cash Flow decreased $2.2 million compared to $7.8 million for the second quarter of 2020 primarily driven by higher capital expenditures in 2021.

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the second quarter of 2021 were 8,709 Boe/d (89% oil), or 792,551 Boe, an increase of 11% compared to 7,960 Boe/d (85% oil), or 716,422 Boe, for the first quarter of 2021, and an increase of 59% compared to 5,487 Boe/d (86% oil), or 499,333 Boe, in the second quarter of 2020. Second quarter 2021 sales volumes were comprised of 702,408 barrels (“Bbls”) of oil and 540,857 thousand cubic feet (“Mcf”) of natural gas.

Sales volumes for the second quarter of 2021 were positively impacted by the Company’s successful NWS Phase I and Phase II development programs. Partially offsetting the overall increase, a significant portion of the Company’s CBP gas sales volumes were reduced by the unexpected and ongoing disruption associated with the previously announced third-party gas processing facilities damaged during the February winter storm. Also impacting the second quarter was lower-than-anticipated NWS natural gas sales due to third-party upgrades to its processing facility and pipeline constraints that began in May and have continued into the third quarter. Lastly, the Company incurred additional deferred production in May and June due to lightning strikes that damaged Company equipment at two tank batteries. Repairs were completed and the associated production was brought back online in the middle of July.

Ring expects second half 2021 sales of 8,700 to 9,200 Boe/d (7,700 to 8,100 Bopd). Assuming the successful completion and timing of the Company’s Phase III and Phase IV drilling programs, Ring expects to exit 2021 with sales volumes in excess of the high-end of second half guidance.

For the second quarter of 2021, the Company realized an average sales price of $65.00 per barrel for crude oil and $3.90 per Mcf for natural gas. The combined average realized sales price for the period was $60.26 per Boe, up 9% versus $55.14 per Boe for the first quarter of 2021, and up 183% from $21.30 per Boe in the second quarter of 2020. The average price differential the Company experienced from WTI posting2 price in the second quarter of 2021 was approximately ($0.99) per barrel of crude oil.

Revenues were $47.8 million for the second quarter of 2021 compared to $39.5 million for the first quarter of 2021 and $10.6 million for the second quarter of 2020. The 21% increase in second quarter 2021 revenues from this year’s first quarter and the 350% improvement from the second quarter of 2020 were both driven by higher oil sales volumes and improved oil prices.

Lease Operating Expense (“LOE”): LOE, which includes expense workovers and facilities maintenance, was $7.4 million, or $9.37 per Boe, in the second quarter of 2021 versus $8.2 million, or $11.48 per Boe, in the first quarter of 2021 and $5.6 million, or $11.31 per Boe, for the second quarter of 2020.

2 WTI posting price per Bbl of oil is based on NYMEX.

Gathering, Transportation and Processing (“GTP”) Costs: GTP costs were $1.13 per Boe in the second quarter of 2021 versus $1.31 per Boe in the first quarter of 2021 and $1.25 per Boe in the second quarter of 2020.

Ad Valorem Taxes: Ad valorem taxes were $0.89 per Boe for the second quarter of 2021 compared to $1.03 per Boe in the first quarter of 2021 and $1.60 per Boe for the second quarter of 2020.

Production Taxes: Production taxes were $2.77 per Boe in the second quarter of 2021 compared to $2.59 per Boe in the first quarter of 2021 and $0.87 per Boe in second quarter of 2020. Production taxes remained steady at 4-5% of revenue for all three periods.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $11.70 per Boe in the second quarter of 2021 versus $11.32 per Boe for the first quarter of 2021 and $14.70 in the second quarter of 2020. The lower second quarter 2021 depletion rate compared with the same period in 2020 was primarily the result of the ceiling test write-down during 2020. Asset retirement obligation accretion was $0.23 per Boe in the second quarter of 2021 compared to $0.27 per Boe for the first quarter of 2021 and $0.46 per Boe in the second quarter of 2020.

Operating Lease Expense: Operating lease expense was $84,790 for the second quarter of 2021 versus $271,517 for the first quarter of 2021 and $292,207 in the second quarter of 2020. These expenses are primarily associated with the Company’s office leases.

General and Administrative Expenses (“G&A”): G&A, excluding share-based compensation, was $3.4 million, or $4.30 per Boe, for the second quarter 2021 versus $2.6 million, or $3.57 per Boe, for the first quarter of 2021 and $2.9 million, or $5.73 per Boe, in the second quarter of 2020.

Derivative (Loss) Gain: In the second quarter of 2021, Ring recorded a loss of $35.3 million on its commodity derivative contracts, including a realized $12.5 million cash commodity derivative loss and an unrealized $22.8 million non-cash commodity derivative loss, largely due to higher quarter-end oil prices compared to first quarter of 2021. This compared to a net loss of $31.6 million in the first quarter of 2021, of which $25.7 million was unrealized, and a net loss of $13.0 million in the second quarter of 2020, of which $26.8 million was unrealized.

In the second quarter of 2021, Ring added the following derivative positions:

			Average		Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes		Swap Price
Crude Oil - WTI			(Bbls)		(per Bbl)
05/11/2021	Calendar year 2022	Swaps	879	(1)	$49.03

(1) The notional quantity per the swap contract entered into on May 11, 2021 is for 26,750 barrels of oil per month. The 879 represents the daily amount on an annual basis.

In addition to adding the above derivative position, the Company bought back a 1,500 Bbl/d call option for June 1 through December 31, 2021, in the second quarter of 2021. A full listing of the Company’s current outstanding derivative positions is included in the tables shown later in this release.

Interest Expense: Interest expense was $3.7 million in both the second and first quarters of 2021 and $4.3 million for the second quarter of 2020. Interest expense declined year-over-year due to a $72.3 million lower average daily balance of long-term debt and a lower margin rate for the three months ended June 30, 2021. The lower margin rate was associated with a reduced percentage utilization of the borrowing base.

Income Tax: The Company recorded a non-cash income tax provision of $190,644 in the second quarter of 2021 and $39.1 million for the second quarter of 2020. There was no non-cash income tax benefit or provision recorded in the first quarter of 2021. The large tax benefit in the second quarter of 2020 was primarily related to the ceiling test write-down during that period.

Balance Sheet and Liquidity: Total liquidity at the end of the second quarter of 2021 was $51.4 million, an increase of 13% from March 31, 2021. Liquidity consisted of cash and cash equivalents of $2.7 million and $48.7 million of availability under Ring’s revolving bank credit facility, which includes a reduction of $0.8 million for letters of credit. On June 30, 2021, the Company had $300.5 million in borrowings on its revolving credit facility. Ring paid down $5.0 million of debt during the second quarter of 2021, and is targeting further debt reduction during the balance of 2021.

On June 10, 2021, Ring announced the successful results of the spring redetermination of its revolving credit facility, including:

•	Reaffirmation of the borrowing base at $350 million;

•	Easing of the minimum required oil hedges for calendar 2022 from 4,000 Bbls/d to 3,100 Bbls/d, which is fully covered by oil hedges currently in place; and

•	Enhanced price optionality and opportunity for higher forecasted 2021 cash flow generation.

The next regularly scheduled bank redetermination will be on or around November 1, 2021, and Ring is currently in compliance with all applicable covenants of its revolving credit facility agreement.

Capital Expenditures and Asset Transfers: During the second quarter of 2021, capital expenditures were $11.5 million as the Company drilled, completed and placed on production the three wells of its NWS Phase II program and also performed five CTR projects. In the first quarter of 2021, capital expenditures were $14.5 million, which included costs to finish drilling, completing and placing on production the four wells of its NWS Phase I program and perform nine CTR projects. During the first quarter of 2021, Ring also received net value consideration in cash of $2.0 million for the sale and exchange of certain oil and gas interests in Andrews County, Texas.

Second Half 2021 Phase III and Phase IV Drilling Programs

In response to a higher crude oil price environment, Ring recently contracted two rigs and commenced a Phase III drilling program of four wells, including two in the NWS and two in the CBP (all 100% working interest). Ring will retain one rig to commence a Phase IV drilling program of two or more wells in the NWS and CBP areas, beginning early in the fourth quarter. The wells in the NWS are expected to be one-mile laterals while the ones in the CBP are expected to be 1.5-mile laterals.

Second Half 2021 Capital Investment Program

Incorporating the Company’s expanded drilling plans designed to capitalize on a higher crude oil price environment, Ring anticipates capital spending for the second half of 2021 of $30 million to $35 million, which includes the estimated cost to drill and complete six to eight horizontal wells. The capital spending outlook includes targeted well reactivations, workovers, infrastructure upgrades, lease costs and continuing the successful CTR program in its NWS and CBP areas. Capital expenditures are expected to be fully funded by cash on hand and cash from operations, with excess free cash flow allocated to debt reduction.

As previously announced, Ring launched a sales process during the second quarter of 2021 to divest of its Delaware Basin assets. The Company anticipates using the net proceeds from the potential sale to further reduce its debt position.

Second Half 2021 Sales Volumes, Operating Expense and Capital Spending Guidance

The guidance for the second half of 2021 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Safe Harbor Statement".

Second Half
2021
Sales Volumes:
Total (Boe/d)	8,700 - 9,200
Oil (Bo/d)	7,700 - 8,100

Operating Expenses:
Lifting cost(1) (per Boe)	$10.50 - $11.00

Capital Program:
Number of new wells drilled	6 - 8
Number of new wells completed	6 - 8

Capital spending(2) (millions)	$30 - $35

(1) Lifting cost equals lease operating expenses and gathering, transportation and processing costs divided by the total barrels of oil equivalent (6 Mcf = 1 Boe) sold during the same period.

(2) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, workovers, infrastructure upgrades, and continuing the Company's successful CTR program in its Northwest Shelf and Central Basin Platform areas. Also included is anticipated spending for lease costs, contractural drilling obligations and non-operated drilling, completion and capital workovers.

Conference Call Information

Ring will hold a conference call on Tuesday, August 10, 2021 at 10:00 a.m. ET (9:00 a.m. CT) to discuss its second quarter 2021 operational and financial results. To participate, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy Second Quarter 2021 Earnings Conference Call.” International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “Events” page. An audio replay will also be available on the Company’s website following the call.

An updated investor presentation prepared in conjunction with second quarter results will be posted to the Company’s website prior to the conference call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

RING ENERGY, INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Oil and Natural Gas Revenues	$47,760,102	$39,502,532	$10,636,593	$87,262,634	$50,206,921

Costs and Operating Expenses
Lease operating expenses	7,424,488	8,226,575	5,646,330	15,651,063	14,067,717
Gathering, transportation and processing costs	897,166	935,019	625,966	1,832,185	1,775,585
Ad valorem taxes	703,775	737,251	800,000	1,441,026	1,607,455
Oil and natural gas production taxes	2,198,339	1,852,762	433,760	4,051,101	2,304,005
Depreciation, depletion and amortization	9,275,126	8,108,158	7,338,108	17,383,284	21,021,104
Ceiling test impairment	-	-	147,937,943	-	147,937,943
Asset retirement obligation accretion	184,013	193,744	231,367	377,757	463,329
Operating lease expense	84,790	271,517	292,207	356,307	581,258
General and administrative expense (including share-based compensation)	3,757,152	2,912,991	4,176,609	6,670,143	7,212,504

Total Costs and Operating Expenses	24,524,849	23,238,017	167,482,290	47,762,866	196,970,900

Income (Loss) Income from Operations	23,235,253	16,264,515	(156,845,697)	39,499,768	(146,763,979)

Other Income (Expense)
Interest income	1	-	1	1	6
Interest (expense)	(3,654,529)	(3,741,969)	(4,253,040)	(7,396,498)	(8,501,538)
(Loss) gain on derivative contracts	(35,277,240)	(31,588,639)	(13,017,962)	(66,865,879)	37,402,847
Deposit forfeiture income	-	-	-	-	-

Net Other Income (Expense)	(38,931,768)	(35,330,608)	(17,271,001)	(74,262,376)	28,901,315

(Loss) Income Before Tax Provision	(15,696,515)	(19,066,093)	(174,116,698)	(34,762,608)	(117,862,664)

Benefit from (Provision for) Income Taxes	(190,644)	-	39,116,632	(190,644)	26,666,716

Net (Loss) Income	$(15,887,159)	$(19,066,093)	$(135,000,066)	$(34,953,252)	$(91,195,948)

Basic (Loss) Earnings per Share	$(0.16)	$(0.19)	$(1.99)	$(0.35)	$(1.34)
Diluted (Loss) Earnings per Share	$(0.16)	$(0.19)	$(1.99)	$(0.35)	$(1.34)

Basic Weighted-Average Shares Outstanding	99,300,458	99,092,715	67,980,794	99,197,160	67,987,295
Diluted Weighted-Average Shares Outstanding	99,300,458	99,092,715	67,980,794	99,197,160	67,987,295

RING ENERGY, INC.

Condensed Operating Data

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,	March 31,		June 30,	June 30,		June 30,
	2021	2021		2020	2021		2020
Net sales volumes:
Oil (Bbls)	702,408	610,121	(2)	429,751	1,312,529	(2)	1,285,354
Natural gas (Mcf)	540,857	637,808		417,491	1,178,666		1,183,042
Total oil and natural gas (Boe) (1)	792,551	716,422		499,333	1,508,973		1,482,528
% Oil	89%	85%		86%	87%		87%

Average daily equivalent sales (Boe/d)	8,709	7,960		5,487	8,337		8,146

Average realized sales prices:
Oil ($/Bbl)	$65.00	$58.00		$24.23	$61.74		$38.16
Natural gas ($/Mcf)	3.90	6.46		0.53	5.28		0.98
Barrel of oil equivalent ($/Boe)	$60.26	$55.14		$21.30	$57.83		$33.87

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$9.37	$11.48		$11.31	$10.37		$9.49
Gathering, transportation and processing costs	1.13	1.31		1.25	1.21		1.20
Ad valorem taxes	0.89	1.03		1.60	0.95		1.08
Oil and natural gas production taxes	2.77	2.59		0.87	2.68		1.55
Depreciation, depletion and amortization	11.70	11.32		14.70	11.52		14.18
Asset retirement obligation accretion	0.23	0.27		0.46	0.25		0.31
Operating lease expense	0.11	0.38		0.59	0.24		0.39
General and administrative expense (including share-based compensation)	4.74	4.07		8.36	4.42		4.87
General and administrative expense (excluding share-based compensation)	4.30	3.57		5.73	3.95		3.52

(1) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil and natural gas may differ significantly.

(2) Includes 379 barrels of skim oil.

RING ENERGY, INC.
Condenced Balance Sheets

	(Unaudited)
	June 30,	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$2,670,242	$3,578,634
Accounts receivable	21,679,567	14,997,979
Joint interest billing receivable	1,909,804	1,327,262
Derivative receivable	-	499,906
Prepaid expenses and other assets	1,577,671	396,109
Total Current Assets	27,837,284	20,799,890

Properties and Equipment
Oil and natural gas properties subject to amortization	858,427,028	836,514,815
Financing lease asset subject to depreciation	819,784	858,513
Fixed assets subject to depreciation	1,741,902	1,520,890
Total Properties and Equipment	860,988,714	838,894,218
Accumulated depreciation, depletion and amortization	(216,589,422)	(200,111,658)
Net Properties and Equipment	644,399,292	638,782,560

Operating Lease Asset	1,411,150	1,494,399
Properties and Equipment	2,049,096	2,379,348

TOTAL ASSETS	$675,696,822	$663,456,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$44,128,214	$32,500,081
Financing lease liability	259,261	295,311
Operating lease liability	216,730	859,017
Derivative liabilities	42,517,473	3,287,328
Notes payable	758,150	-
Total Current Liabilities	87,879,828	36,941,737

Deferred income taxes	190,644	-
Revolving line of credit	300,500,000	313,000,000
Financing lease liability, less current portion	4,183	126,857
Operating lease liability, less current portion	1,285,335	635,382
Derivative liabilities	10,147,883	869,273
Asset retirement obligations	14,992,850	17,117,135

Total Liabilities	415,000,723	368,690,384

Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - $0.001 par value; 150,000,000 shares authorized; 99,351,145 shares and 85,568,287 shares issued and outstanding, respectively	99,351	85,568
Additional paid-in capital	551,821,170	550,951,415
Accumulated deficit	(291,224,422)	(256,271,170)

Total Stockholders' Equity	260,696,099	294,765,813

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$675,696,822	$663,456,197

RING ENERGY, INC.
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Cash Flows From Operating Activities
Net (loss) income	$(15,887,159)	$(19,066,093)	$(135,000,066)	$(34,953,252)	$(91,195,948)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,275,126	8,108,158	7,338,108	17,383,284	21,021,104
Ceiling test impairment	-	-	147,937,943	-	147,937,943
Accretion expense	184,013	193,744	231,367	377,757	463,329
Amortization of deferred financing costs	147,224	183,027	189,083	330,251	378,165
Share-based compensation	351,775	355,494	1,317,542	707,269	1,991,337
Shares issued for services	-	-	-	-	-
Deferred income tax (benefit) expense	47,967	(1,792,142)	(37,077,082)	(1,744,175)	(25,048,702)
Excess tax expense (benefit) related to share-based compensation	142,677	1,792,142	(2,039,550)	1,934,819	(1,618,014)
Change in fair value of derivative instruments	35,277,240	31,588,639	13,017,962	66,865,879	(37,402,847)
Cash (paid) received for derivative settlements, net	(12,436,333)	(5,920,791)	13,753,567	(18,357,124)	17,087,695
Changes in assets and liabilities:
Accounts receivable	(704,568)	(5,968,739)	8,630,061	(6,673,307)	15,545,418
Prepaid expenses and retainers	(1,346,762)	165,200	(186,593)	(1,181,562)	3,397,860
Accounts payable	2,365,612	6,293,506	(15,436,648)	8,659,118	(22,050,677)
Settlement of asset retirement obligation	(1,093,816)	(244,461)	(27,368)	(1,338,277)	(320,580)

Net Cash Provided by Operating Activities	16,322,996	15,687,684	2,648,326	32,010,680	30,186,083

Cash Flows From Investing Activities
Payments to purchase oil and natural gas properties	(178,718)	(258,970)	(537,386)	(437,688)	(1,017,434)
Payments to develop oil and natural gas properties	(10,824,079)	(11,898,939)	(5,839,641)	(22,723,018)	(30,302,779)
Payments to acquire or improve fixed assets	(41,442)	(19,461)	-	(60,903)	-
Proceeds from divestiture of oil and natural gas properties	-	2,000,000	-	2,000,000	-
Purchase of fixed assets subject to depreciation	-	-	-	-	-

Net Cash Used in Investing Activities	(11,044,239)	(10,177,370)	(6,377,027)	(21,221,609)	(31,320,213)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	6,900,000	13,000,000	21,500,000	19,900,000	21,500,000
Payments on revolving line of credit	(11,900,000)	(20,500,000)	(13,000,000)	(32,400,000)	(13,000,000)
Proceeds from issuance of common stock and warrants	80,000	161,269	-	241,269	-
Proceeds from notes payable	909,467	-	-	909,467	-
Payments on notes payable	(151,317)	-	-	(151,317)	-
Payment of deferred financing costs	(76,887)	-	-	(76,887)	-
Reduction of financing lease liabilities	(70,288)	(49,707)	(72,906)	(119,995)	(140,712)

Net Cash Used in (Provided by) Investing Activities	(4,309,025)	(7,388,438)	8,427,094	(11,697,463)	8,359,288

Net (Decrease) Increase in Cash	969,732	(1,878,124)	4,698,393	(908,392)	7,225,158
Cash at Beginning of Period	1,700,510	3,578,634	12,531,387	3,578,634	10,004,622

Cash at End of Period	$2,670,242	$1,700,510	$17,229,780	$2,670,242	$17,229,780

RING ENERGY, INC.
Financial Commodity Derivative Positions
As of August 9, 2021

			Average		Weighted Avg.	Weighted Avg.	Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes		Put Price	Call Price	Swap Price
Crude Oil - WTI			(Bbls)		(per Bbl)	(per Bbl)	(per Bbl)
02/25/2020	Calendar year 2021	Costless Collars	1,000		$45.00	$54.75
02/25/2020	Calendar year 2021	Costless Collars	1,000		$45.00	$52.71
02/27/2020	Calendar year 2021	Costless Collars	1,000		$40.00	$55.08
03/02/2020	Calendar year 2021	Put	1,500		$40.00
11/25/2020	Calendar year 2021	Swaps	2,000				$45.37
12/02/2020	Calendar year 2021	Swaps	500				$45.38
12/03/2020	Calendar year 2021	Swaps	500				$45.00
12/04/2020	Calendar year 2021	Swaps	500				$45.40
12/04/2020	Calendar year 2021	Swaps	500				$45.60
12/07/2020	Calendar year 2021	Swaps	500				$45.96

12/04/2020	Calendar year 2022	Swaps	500				$44.22
12/07/2020	Calendar year 2022	Swaps	500				$44.75
12/10/2020	Calendar year 2022	Swaps	500				$44.97
12/17/2020	Calendar year 2022	Swaps	250				$45.98
01/04/2021	Calendar year 2022	Swaps	250				$47.00
02/04/2021	Calendar year 2022	Swaps	250				$50.05
05/11/2021	Calendar year 2022	Swaps	879	(1)			$49.03

(1) The notional quantity per the swap contract entered into on May 11, 2021 is for 26,750 barrels of oil per month. The 879 represents the daily amount on an annual basis.

RING ENERGY, INC.

Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss (gain) on change in fair value of derivatives. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Net (Loss) Income	$(15,887,159)	$(19,066,093)	$(135,000,066)	$(34,953,252)	$(91,195,948)

Share-based compensation	351,775	355,494	1,317,542	707,269	1,991,337
Ceiling test write impairment	-	-	147,937,943	-	147,937,943
Unrealized loss (gain) on change in fair value of derivatives	22,840,907	25,667,848	26,771,529	48,508,755	(20,315,152)
Tax impact of adjusted items	-	-	(39,545,799)	-	(29,274,627)

Adjusted Net Income	$7,305,523	$6,957,249	$1,481,149	$14,262,772	$9,143,553

Weighted-Average Shares Outstanding	99,300,458	99,092,715	67,980,794	99,197,160	67,987,295

Adjusted Net Income per Share	$0.07	$0.07	$0.02	$0.14	$0.13

RING ENERGY, INC.

Non-GAAP Information

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus net interest expense, unrealized loss on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization and accretion, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost) and capital expenditures. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of cash flow from operations is presented.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Net (Loss) Income	$(15,887,159)	$(19,066,093)	$(135,000,066)	$(34,953,252)	$(91,195,948)

Interest expense, net	3,654,528	3,741,969	4,253,039	7,396,497	8,501,532
Unrealized loss (gain) on change in fair value of derivatives	22,840,907	25,667,848	26,771,529	48,508,755	(20,315,152)
Ceiling test impairment	-	-	147,937,943	-	147,937,943
Income tax (benefit) expense	190,644	-	(39,116,632)	190,644	(26,666,716)
Depreciation, depletion and amortization	9,275,126	8,108,158	7,338,108	17,383,284	21,021,104
Asset retirement obligation accretion	184,013	193,744	231,367	377,757	463,329
Share-based compensation	351,775	355,494	1,317,542	707,269	1,991,337

Adjusted EBITDA	$20,609,834	$19,001,120	$13,732,830	$39,610,954	$41,737,429

Adjusted EBITDA Margin	43%	48%	129%	45%	83%

Weighted-Average Shares Outstanding	99,300,458	99,092,715	67,980,794	99,197,160	67,987,295

Adjusted EBITDA per Share	$0.21	$0.19	$0.20	$0.40	$0.61

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Adjusted EBITDA	$20,609,834	$19,001,120	$13,732,830	$39,610,954	$41,737,429

Net interest expense (excluding amortization of deferred financing costs)	(3,507,304)	(3,558,942)	(4,063,956)	(7,066,246)	(8,123,367)
Capital expenditures	(11,456,062)	(14,525,436)	(1,823,642)	(25,981,498)	(17,796,828)
Proceeds from divestiture of oil and natural gas properties	-	2,000,000	-	2,000,000	-

Free Cash Flow	$5,646,468	$2,916,742	$7,845,232	$8,563,210	$15,817,234

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(Unaudited for All Periods)
Net Cash Provided by Operating Activities	$16,322,996	$15,687,684	$2,648,326	$32,010,680	$30,186,083
Changes in operating assets and liabilities	779,534	(245,506)	7,020,548	534,028	3,427,979

Cash Flow from Operations	$17,102,530	$15,442,178	$9,668,874	$32,544,708	$33,614,062